Filed pursuant to Rule 433

Registration No. 333-220240

DATED September 14, 2017

QUÉBEC

MEDIUM-TERM NOTES, SERIES A, FLOATING RATE NOTES DUE 2020

SUBJECT	TERM SHEET

Issuer:	Québec

Form:	SEC Registered Offering

Title of Securities:	Medium-Term Notes, Series A, Floating Rate Notes Due 2020 (“Series A Notes”)

Format:	SEC Registered-Registration Statement Number 333-220240

Ranking:	Direct, unconditional debt

Size:	U.S.$1,250,000,000

Trade Date:	September 14, 2017

Settlement Date:	September 21, 2017 (T+5)

Extended Settlement Disclosure:	We expect that delivery of the Series A Notes will be made against payment therefor on or about the closing date specified on the cover page of the pricing supplement, which is the 5th business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the Series A Notes prior to the date of delivery may be required, by virtue of the fact that the Series A Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the Series A Notes in other countries who wish to trade the Series A Notes on the date hereof or on the next business day should consult their own advisor.

Maturity Date:	September 21, 2020

Interest Payment Dates:	March 21, June 21, September 21 and December 21 of each year, subject to adjustment using Modified Following Business Day convention

First Interest Payment Date:	December 21, 2017, subject to adjustment using the Modified Following Business Day convention. Interest will accrue from September 21, 2017.

Spread to 3 Month USD LIBOR:	+ 13 bps

Re-Offer Price:	100% plus accrued interest, if any, from September 21, 2017

Day Count:	Actual/360

Denominations:	U.S.$5,000 and integral multiples of U.S.$1,000 for higher amounts

Joint Lead Managers & Bookrunners:	BMO Capital Markets Corp.
CIBC World Markets Corp.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Cusip/ISIN:	748149 AP6 / US748149AP64

Listing and Admission to Trading:	Application will be made for the Series A Notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that this application will be approved, and settlement of the Series A Notes is not conditioned on obtaining the listing.

Governing Law:	Québec and Canada

Prospectus and Prospectus Supplement:	Prospectus dated September 11, 2017, and Prospectus Supplement dated September 11, 2017

Stabilization:	Reg M/FCA/ICMA

Other Terms:

Québec has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Series A Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms. The funds in the Sinking Fund will be used for repayment at maturity.

The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, Québec is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

European Economic Area Legends

If and to the extent that this announcement is communicated in, or the offer of the Series A Notes to which it relates is made in, any European Economic Area Member State that has implemented Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”) this announcement and the offer are only addressed to and directed at persons in that Relevant Member State who are qualified investors within the meaning of the Prospectus Directive (or who are persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Relevant Member State.

This announcement, the prospectus supplement and the prospectus have been prepared on the basis that any offer of Series A Notes in any member state of the European Economic Area which has implemented the Prospective Directive (a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the Series A Notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the Series A Notes that are the subject of the offering contemplated in the prospectus dated September 11, 2017, the prospectus supplement dated September 11, 2017 and the pricing supplement for the Series A Notes must only do so in circumstances in which no obligation arises for Québec or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Québec nor the underwriters have authorized, nor do they authorize, the making of any offer of the Series A Notes in circumstances in which an obligation arises for Québec or the underwriters to publish a prospectus supplement or prospectus for such offer. None of this announcement, the pricing supplement, the prospectus supplement nor the prospectus have been approved as a prospectus by a competent authority in any Relevant Member State and accordingly none is a prospectus for the purposes of the Prospectus Directive. This announcement does not constitute or form part of any offer or invitation to sell the Series A Notes and is not soliciting any offer to buy the Series A Notes in any jurisdiction where such offer or sale is not permitted.

United Kingdom Legend	This announcement is only for distribution to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue and sale of any Series A Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The Series A Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Series A Notes will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this announcement or any of its contents.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. The Prospectus dated September 11, 2017 and the Prospectus Supplement, dated September 11, 2017, are available here:

https://www.sec.gov/Archives/edgar/data/722803/000119312517281800/d429531d424b3.htm , and the

Preliminary Pricing Supplement, dated September 14, 2017, is available here:

https://www.sec.gov/Archives/edgar/data/722803/000119312517284596/d457169d424b3.htm .

Before you invest, you should read the Prospectus, Prospectus Supplement, the Preliminary Pricing Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement, and Preliminary Pricing Supplement if you request it by calling BMO Capital Markets Corp. toll free at 1-866-864-7760, CIBC World Markets Corp. toll free at 1-800-282-0822, HSBC Securities (USA) Inc. at 1-866-811-8049, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.